Exhibit 99.1

C-20-06

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Media)	(Investors)
	Mark J. Benson	Douglas D. Spedden
	509.835.1513	509.835.1549

POTLATCH NAMES JOHN S. MOODY TO BOARD OF DIRECTORS

SPOKANE, Wash— (BUSINESS WIRE)—September 18, 2006— Potlatch Corporation (NYSE:PCH) today announced the election of John S. Moody, 58, to Potlatch’s Board of Directors effective September 16, 2006.

Mr. Moody currently is President of Proterra Management LLC in Houston, which is the general partner and manager of Proterra Realty Fund, LTD. Since 1974, Mr. Moody has served in leadership positions for several real estate industry firms including President of Marsh & McLennan Real Estate Advisors, Inc., and CEO of Cornerstone Properties, Inc. prior to its merger with Equity Office Properties.

He currently serves as a board member for Chicago-based Huron Consulting Group Inc., an integrated strategic services provider. Mr. Moody has also served on boards of directors for six other companies, all of which were real estate investment firms.

“John Moody brings a wealth of knowledge and experience regarding REITS and other property management organizations to the Potlatch Board,” said President and CEO Michael J. Covey. “His leadership and insight will greatly help Potlatch hone its strategic focus as a land and timber REIT.”

Mr. Moody holds a B.S. in history from Stanford and a J.D. from the University of Texas Law School.

Potlatch is a REIT with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Oregon. Through a taxable REIT subsidiary, the Company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue products.

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the Company’s public filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

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